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Exhibit C

SHAREHOLDERS' AGREEMENT

        THIS SHAREHOLDERS' AGREEMENT is made as of October 15, 2008, by and among Green Plains Renewable Energy, Inc., an Iowa corporation (the "Company"), each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an "Investor," and each of the existing shareholders and affiliates of the Company identified on Schedule B hereto, each of whom is referred to in this Agreement as an "Existing Shareholder." The Investors and the Existing Shareholders are from time to time throughout this Agreement referred to individually as a "Shareholder" and collectively as the "Shareholders." The Company, the Investors, and the Existing Shareholders are each referred to herein as a "Party" and collectively as the "Parties."

        WHEREAS, the Company is a party to an agreement and plan of merger (the "Merger Agreement"), dated May 7, 2008, by and among the Company, Green Plains Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, and VBV LLC, a Delaware limited liability company;

        WHEREAS, as a condition to and concurrent with the closing of the merger contemplated by the Merger Agreement, the Company and the Investors have entered into a stock purchase agreement of even date herewith (the "Purchase Agreement");

        WHEREAS, in order to induce the Company to enter into the Purchase Agreement and to induce the Investors to invest funds in the Company pursuant to the Purchase Agreement, the Company, the Existing Shareholders, and the Investors hereby agree that this Agreement shall govern certain rights of the Shareholders, and the other matters as set forth herein.

        NOW, THEREFORE, the parties hereby agree as follows:

        1.    Definitions.     For purposes of this Agreement:

          1.1   "Affiliate" means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

          1.2   "Applicable Law" means all applicable provisions of (i) constitutions, statutes, laws, rules, regulations, ordinances, codes or orders of any Governmental Entity, (ii) any consents or approvals of any Governmental Entity, and (iii) any orders, decisions, injunctions, judgments, awards, decrees of or agreements with any Governmental Entity.

          1.3   "Bioverda Nominees" has the meaning set forth in Section 3.2(a).

          1.4   "Bioverda Parties" means Bioverda International Holdings Limited, Bioverda US Holdings LLC, their Affiliates, and any fund (including, without limitation, any limited or general partnership) which is managed, maintained, controlled or advised by, or which otherwise has a relationship with, Bioverda International Holdings Limited, Bioverda US Holdings LLC, or their Affiliates.

          1.5   "Closing" shall mean the closing of the merger contemplated by the Merger Agreement.

          1.6   "Common Stock" means shares of the Company's common stock, par value $.001 per share.

          1.7   "Damages" means any loss, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

          1.8   "Demand Notice" has the meaning set forth in Section 2.1 of this Agreement.

          1.9   "Exchange Act" means the Securities Exchange Act of 1934l as amended, and the rules and regulations promulgated thereunder.

          1.10 "Excluded Registration" means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary of the Company pursuant to a stock option, stock purchase or similar plan; (ii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iii) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

          1.11 "Form S-3" means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

          1.12 "Governmental Entity" means federal, state, local or foreign court, legislative, executive or regulatory authority or agency, including any exchange or market upon which the Shares of the Company are listed or traded.

          1.13 "Holder" means any holder of Registrable Securities who is a party to this Agreement.

          1.14 "Immediate Family Member" means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

          1.15 "Independent Nominees" means any nominee for election as a director who is nominated by the board of directors of the Company, or committee thereof, other than a Bioverda Nominee or a Wilon Nominee.

          1.16 "Initiating Holders" means, collectively, Holders who properly initiate a registration request under Section 2 this Agreement.

          1.17 "Necessary Action" means, with respect to a specified result, all actions (to the extent permitted by Applicable Law and the Company's articles of incorporation and bylaws) necessary to cause such result, including (i) voting or providing written consent or a proxy with respect to the Shares, (ii) calling and attending meetings in person or by proxy for purposes of obtaining a quorum and causing the adoption of shareholders' resolutions and amendments to the Company's articles of incorporation or bylaws, (iii) causing directors (to the extent such directors were nominated or designated by the Person obligated to undertake the Necessary Action, and subject to any fiduciary duties that such directors may have as directors of the Company) to act in a certain manner or causing them to be removed in the event they do not act in such a manner, (iv) executing agreements and instruments, and (v) making, or causing to be made, with any

  Governmental Entity all filings, registrations or similar actions that are required to achieve such result.

          1.18 "Nominees" has the meaning set forth in Section 3.2(e).

          1.19 "Person" means any individual, partnership, corporation, limited liability company, association, joint stock company, trust or other entity.

          1.20 "Registrable Securities" means (i) any Common Stock held beneficially or of record by the Shareholders as of the date of this Agreement, including Common Stock issued to (x) the Bioverda Parties and Wilon Holdings S.A., upon consummation of the merger contemplated in the Merger Agreement and (y) the Investors pursuant to the Purchase Agreement; (ii) any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company acquired by the Shareholders after the date hereof; and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 6.1 of this Agreement.

          1.21 "Registrable Securities then outstanding" means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

          1.22 "SEC" means the Securities and Exchange Commission.

          1.23 "SEC Rule 144" means Rule 144 promulgated by the SEC under the Securities Act, as amended.

          1.24 "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          1.25 "Selling Expenses" means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.

          1.26 "Shares" means, at any time, shares of any class of equity securities of the Company the holders of which are entitled to vote for in the election of directors, including all shares of Common Stock, now owned or subsequently acquired by a Shareholder.

          1.27 "Wilon Nominee" has the meaning set forth in Section 3.2(b).

        2.    Registration Rights.     The Company covenants and agrees as follows:

          2.1      Demand Registration.

          If at any time after 18 months after the Closing the Company receives a request from Holders of thirty percent (30%) of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to at least twenty percent (20%) of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of Selling Expenses, would exceed $10.0 million), then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (the "Demand Notice") to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

          If at any time after 18 months after the Closing and the Company is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least twenty percent (20%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $5.0 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within thirty (30) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within ten (10) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

          Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company's chief executive officer stating that in the good faith judgment of the Company's Board of Directors it would be materially detrimental to the Company and its shareholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than seventy-five (75) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than two times in any twelve (12) month period; and provided, further, that the Company shall not register any securities for its own account or that of any other shareholder during such seventy-five (75) day period other than an Excluded Registration.

          The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a) (i) during the period that is thirty (30) days before the Company's good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to Section 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b) (i) during the period that is thirty (30) days before the Company's good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two registrations pursuant to Section 2.1(b) within the twelve (12) month period immediately preceding the date of such request. Notwithstanding the foregoing, no more than four (4) registrations shall be permitted under this Agreement. A registration shall not be counted as "effected" for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as "effected" for purposes of this Section 2.1(d).

          2.2      Company Registration.     If the Company proposes to register (including, for this purpose, a registration effected by the Company for shareholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

          2.3      Underwriting Requirements.

            (a)   If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Initiating Holders, subject only to the reasonable approval of the Company. In such event, the right of any Holder to include such Holder's Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4le)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the managing underwriters advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

            (b)   In connection with any offering involving an underwriting of shares of the Company's capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders' Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other shareholder's securities are included in such offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company or corporation, the partners, members, retired partners, retired members, shareholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single "Selling Holder," and any pro rata reduction with respect to such "Selling Holder" shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such "Selling Holder," as defined in this sentence.

            (c)   For purposes of Section 2.1, a registration shall not be counted as "effected" if, as a result of an exercise of the underwriter's cutback provisions in Section 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

          2.4      Obligations of the Company.     Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

            (a)   prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to sixty (60) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

            (b)   prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement,

    as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

            (c)   furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

            (d)   use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided, that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

            (e)   in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

            (f)    use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

            (g)   provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

            (h)   promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company's officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

            (i)    notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

            (j)    after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

          2.5      Furnish Information.     It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder's Registrable Securities.

          2.6      Expenses of Registration.     All expenses (other than Selling Expenses) incurred in connection with registrations, filings or qualifications pursuant to this Section 2, including all registration, filing, and qualification fees; printers' and accounting fees; fees and disbursements of counsel for the Company, shall be borne and paid by the Company; provided, however, that the

  Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.1; provided, further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2.1. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 and counsel for the selling Holders ("Selling Holder Counsel") shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

          2.7      Delay of Registration.     No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

          2.8    Indemnification.     If any Registrable Securities are included in a registration statement under this Section 2:

            (a)   To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and shareholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person or other aforementioned Person expressly for use in connection with such registration.

            (b)   To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

            (c)   Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, to the extent that such failure materially prejudices the indemnifying party's ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

            (d)   To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and, provided further, that in no event shall a Holder's liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

            (e)   Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

            (f)    Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

          2.9      Reports Under Exchange Act.     With a view to making available to the Holders the benefits of SEC Rule 14l and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

            (a)   make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 14l, at all times;

            (b)   use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

            (c)   furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 14l, the Securities Act, and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

          2.10      Limitations on Subsequent Registration Rights.     From and after the date of this Agreement, for a period of two years thereafter, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would (i) allow such holder or prospective holder to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included or (ii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder.

          2.11      Restrictions on Transfer.

            (a)   The Registrable Securities shall not be sold, pledged or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee or transferee of the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

            (b)   Each certificate or instrument representing the Registrable Securities and any other securities issued in respect of the Registrable Securities upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 2.11(c)) be stamped or otherwise imprinted with one or more legends, substantially in the following forms, as applicable:

      The securities represented hereby have been acquired for investment and have not been registered under the Securities Act of 1933. Such shares may not be sold, pledged or transferred in the absence of such registration or a valid exemption from the registration and prospectus delivery requirements of said act.

      The securities represented hereby may not be sold, pledged or otherwise transferred except in accordance with Rule 14l of the Securities Act of 1933, as amended.

      The securities represented hereby may be transferred only in accordance with the terms of an agreement between the company and the shareholder, a copy of which is on file with the secretary of the company.

    The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Registrable Securities in order to implement the restrictions on transfer set forth in this Section 2.11.

            (c)   The holder of each certificate representing Registrable Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2. Subject to Section 2.11(d), before any proposed sale, pledge, or transfer of any Registrable Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder's intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder's expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a "no action" letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Registrable Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Registrable Securities may be effected without registration under the Securities Act, whereupon the Holder of such Registrable Securities shall be entitled to sell, pledge, or transfer such Registrable Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or "no action" letter (x) in any transaction in compliance with SEC Rule 14l, (y) in any transaction in which such Holder distributes Registrable Securities to an Affiliate of such Holder for no consideration, and (z) a disposition of Registrable Securities by a Bioverda Party to Wilon Holdings S.A.; provided that each transferee agrees in writing to be subject to the terms of this Section 2.11. Each certificate or instrument evidencing the Registrable Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 14l, the appropriate restrictive legend set forth in Section 2.11(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

            (d)   The Company acknowledges the existence of a put and call arrangement between the Bioverda Parties and Wilon Holdings S.A., pursuant to which Bioverda US Holdings LLC has a right to sell to Wilon Holdings S.A., and Wilon Holdings S.A. has a right to purchase from Bioverda US Holdings LLC, shares of the Company's common stock acquired by Bioverda US Holdings LLC pursuant to the Purchase Agreement. The Company shall use its best efforts to facilitate the transfer of Registrable Securities from Bioverda US Holdings LLC to Wilon Holdings S.A. pursuant to the exercise of their respective put and call rights, including obtaining such representations from Wilon Holdings S.A. as may be necessary to confirm that such transfer will be exempt from registration under the Securities Act and taking such other reasonable and necessary actions to authorize such transfer in advance of the exercise of the put or call rights in order to assure the Company that the transfer will comply with applicable securities laws.

          2.12      Termination of Registration Rights.     The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 shall terminate upon the fifth (5th) anniversary of the date of this Agreement.

        3.    Voting Provisions Regarding Board of Directors

          3.1      Size of the Board.     The Company and the Shareholders shall take all Necessary Action to cause the board of directors of the Company to be comprised of not more than nine directors, unless an increase in the number of directors is authorized by not less than six directors then serving in office.

          3.2      Board Composition.

            (a)   For so long as the Bioverda Parties and their Affiliates own beneficially Shares representing not less than 33.5% of the outstanding Common Stock of the Company, the Bioverda Parties shall have a right to designate four individuals to be nominated by the board of directors of the Company for election as directors of the Company (the "Bioverda Nominees").

            (b)   For so long as Wilon Holdings S.A. and its Affiliates own beneficially Shares representing not less than 2.5% of the outstanding Common Stock of the Company, Wilon Holdings S.A. shall have a right to designate one individual to be nominated by the board of directors of the Company for election as a director of the Company (the "Wilon Nominee").

            (c)   During the applicable periods described in paragraphs (a) and (b), the Company shall cause each of the Bioverda Nominees and the Wilon Nominee (collectively, the "Nominees") to be nominated for election as directors of the Company at each meeting of shareholders at which an election of directors is held; and shall solicit proxies for the election of the Nominees at all such meetings, recommend that the shareholders of the Company vote for the election of each such Nominee to the board of directors, and include such information about the Nominees in the Company's proxy statement and other solicitation materials relating to the election of directors as is required under the Exchange Act and Applicable Law.

            (d)   At the request of the Party entitled to designate a Nominee under this Section 3, the Company shall call a special meeting of shareholders for the purpose of electing directors, including to fill a vacancy on the board created by the resignation, removal or death of a Nominee who previously had been elected as a director.

            (e)   Each Shareholder agrees to vote, or cause to be voted, all Shares owned by him, her or it, or over which he, she or it has voting control, in favor of the Nominees at each meeting of shareholders at which an election of directors is held, and otherwise to take all Necessary Action to cause the board of directors of the Company to be comprised of the Nominees.

          3.3      Failure to Designate a Board Member.     In the absence of any designation of a Nominee as specified in Section 3.2 above, the Nominee previously designated by the Party with the right to designate such Nominee and then serving shall be re-nominated if still eligible to serve as a director.

          3.4      Removal of Board Members.     Each Shareholder shall take all Necessary Action, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

            (a)   no Nominee designated in accordance with Section 3.2 or Section 3.3 of this Agreement and elected as a director may be removed from office, other than for cause under Applicable Law, unless (i) such removal is directed or approved by the Party entitled under Section 3.2 to designate that Nominee or (ii) the Party originally entitled to designate such Nominee pursuant to Section 3.2 is no longer so entitled to designate such Nominee; and

            (c)   upon the request of the Party entitled to designate a Nominee as provided in Section 3.2, such Nominee shall be removed from office.

          3.5      Vacancies.     Any vacancies created by the resignation, removal or death of a Nominee designated in accordance with Section 3.2 or Section 3.3 and elected as a director shall be filled pursuant to the provisions of this Section 3 or in accordance with the bylaws.

          3.5      No Liability for Election of Recommended Directors.     No Investor or Affiliate of any Investor shall have any liability as a result of designating a Nominee in accordance with Section 3.2 for any act or omission by such Nominee in his or her capacity as a director of the Company, nor shall any Shareholder have any liability as a result of taking Necessary Action in accordance with the provisions of this Agreement.

          3.6      Committees of the Board.     Subject to applicable director independence rules under Applicable Law and except as otherwise set forth in the Bylaws of the Company, each committee of the board of directors shall include at least two Bioverda Nominees or one Bioverda Nominee and one Wilon Nominee.

          3.7      Voting Covenant.     As of and from the date hereof until such time as the Company has issued an aggregate of at least six million shares of common stock (including shares issuable upon conversion of securities convertible or exercisable into, or exchangeable for, common stock, but excluding shares issued as a stock dividend or otherwise to effect a split of the common stock) to non-affiliates of the Corporation, the Bioverda Parties and their Affiliates, and Wilon Holdings S.A. and its Affiliates, shall vote, or cause to be voted, the Shares owned by them, or over which they have voting control, in favor of the four Independent Nominees proposed by the Company for election as directors at each meeting of shareholders at which an election of directors is held, in the same proportions for or against the Independent Nominees (and shall withhold their votes in the same proportion), as the shareholders of the Company who are not affiliated with the Bioverda Parties and Wilon Holdings S.A. present at each meeting of shareholders at which an election of directors is held vote their shares for election of directors.

        4.    Indemnification of Nominees.     The Company shall enter into an indemnification agreement, in substantially the form that is currently used by the Company for its directors, with each Nominee elected to serve as a director of the Company in accordance with this Agreement.

        5.    Reimbursement for Nominees.     The Company shall compensate each Nominee who is elected to serve as a director pursuant to this Agreement in a manner consistent with the compensation policies of the Company applicable to its board of directors. The Company shall reimburse each Nominee elected to serve as a director for all reasonable expenses incurred thereby in connection with his or her service as a director of the Company in a manner consistent with the reimbursement policies of the Company applicable to its board of directors.

        6.    Company Headquarters.     The Parties agree that, until determined otherwise by the board of directors, the Company shall maintain its corporate headquarters in Omaha, Nebraska.

        7.    Miscellaneous

          7.1      Successors and Assigns.

            (a)   The rights granted under Section 2 this Agreement may be assigned (but only with all related obligations) by the Bioverda Parties to Wilon Holdings S.A., in connection with a transfer of Registrable Securities thereto, and by a Holder (including the Bioverda Parties) to any other transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder's Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder's Immediate Family Members; and (iii) after such transfer, holds at least 350,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or shareholder of a Holder; (2) who is a Holder's Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder's Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided, further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Agreement.

            (b)   The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

            (c)   Except as provided in Section 7.1(a), no Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the Company.

          7.2      Amendment and Waiver.     Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding; provided, that the Company may in its sole discretion waive compliance with Section 2.11(c) (and the Company's failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.11(c) shall be deemed to be a waiver); and provided, further that any provision hereof may be waived by any waiving party on such party's own behalf, without the consent of any other Party. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination or waiver applies to all Investors in the same fashion. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any Person hereto that did not consent in writing to such amendment, termination or waiver. Any amendment, termination or waiver effected in accordance with this Section 6.2 shall be binding on all Parties hereto, regardless of whether any such Party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition or provision.

          7.3      Notices.     All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

if to the Company, to:	with a copy (which shall not constitute effective notice) to:
Green Plains Renewable Energy, Inc.	Husch Blackwell Sanders LLP
105 North 31st Avenue Suite 103 Omaha, Nebraska 68131 Facsimile No.: (402) 884-8776 Attention: Wayne Hoovestol	1620 Dodge Street Suite 2100 Omaha, NE 68102 Facsimile No.: (402) 964-5050 Attention: Michelle S. Mapes, Esq.
if to the Investors, to:	with a copy (which shall not constitute effective notice) to:
Bioverda International Holdings Limited	VBV LLC
Burton Court Burton Hall Road Dublin 8 IRELAND Attention: Dave Geary, Director Facsimile:+353 1 206 3742	One South Dearborn Suite 800 Chicago, Il. 60603 Attention: Todd Becker Facsimile No.: (312) 345-1944
Bioverda US Holdings LLC	VBV LLC
One South Dearborn Street Suite 800 Chicago, IL 60603 Attention: Dave Geary, Manager Facsimile: (312) 345-1944	One South Dearborn Suite 800 Chicago, Il. 60603 Attention: Todd Becker Facsimile No.: (312) 345-1944
if to the Existing Shareholders, to:	with a copy (which shall not constitute effective notice) to:
Green Plains Renewable Energy, Inc.	Husch Blackwell Sanders LLP
105 North 31st Avenue Suite 103 Omaha, Nebraska 68131 Facsimile No.: (402) 884-8776 Attention: Wayne Hoovestol	1620 Dodge Street Suite 2100 Omaha, NE 68102 Facsimile No.: (402) 964-5050 Attention: Michelle S. Mapes, Esq.

  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

          7.4      Governing Law.     This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware; provided, however, that the laws of the state of Iowa shall govern the relative rights, obligations, powers, duties, and other internal affairs of the Company and its board of directors.

          7.5      Jurisdiction and Venue.     Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or related to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other Party hereto or its successors or assigns may be brought and determined in the state or federal courts located in New Castle County, Delaware, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the Parties agrees further to accept service of process in any manner permitted by such court. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or related to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-referenced courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of such courts or from any legal process commenced therein, and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court. The exclusive choice of forum set forth herein shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce such judgment in any appropriate jurisdiction.

          7.6      Severability.     Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          7.7      Entire Agreement.     This Agreement (including the exhibits and schedules referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

          7.8      Headings, etc.     The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

          7.9      Construction.     The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

          7.10      Counterparts.     This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Signatures on following pages]

        IN WITNESS WHEREOF, the parties hereto have caused this Shareholders' Agreement to be duly executed as of the date first set forth above.

GREEN PLAINS RENEWABLE ENERGY, INC.
By:	/s/ WAYNE HOOVESTOL
Name:	Wayne Hoovestol
Title:	Chief Executive Officer
BIOVERDA INTERNATIONAL HOLDINGS LIMITED
By:	/s/ MICHAEL WALSH
Name:	Michael Walsh
Title:	Director
BIOVERDA US HOLDINGS LLC
By:	/s/ JAMES BARRY
Name:	James Barry
Title:	Director
WILON HOLDINGS S.A.
By:	/s/ ALAIN TREVER
Name:	Alain Trever
Title:	Director
/s/ WAYNE HOOVESTOL WAYNE HOOVESTOL

SCHEDULE A
INVESTORS

Bioverda International Holdings Limited
Bioverda US Holdings LLC
Wilon Holdings S.A.

SCHEDULE B
EXISTING SHAREHOLDERS

Wayne Hoovestol

QuickLinks

  Exhibit C
    1. Definitions.
    2. Registration Rights.
    2.1 Demand Registration.
    2.2 Company Registration.
    2.3 Underwriting Requirements.
    2.4 Obligations of the Company.
    2.5 Furnish Information.
    2.6 Expenses of Registration.
    2.7 Delay of Registration.
    2.8 Indemnification.
    2.9 Reports Under Exchange Act.
    2.10 Limitations on Subsequent Registration Rights.
    2.11 Restrictions on Transfer.
    2.12 Termination of Registration Rights.
    3. Voting Provisions Regarding Board of Directors
    3.1 Size of the Board.
    3.2 Board Composition.
    3.3 Failure to Designate a Board Member.
    3.4 Removal of Board Members.
    3.5 Vacancies.
    3.5 No Liability for Election of Recommended Directors.
    3.6 Committees of the Board.
    3.7 Voting Covenant.
    4. Indemnification of Nominees.
    5. Reimbursement for Nominees.
    6. Company Headquarters.
    7. Miscellaneous
    7.1 Successors and Assigns.
    7.2 Amendment and Waiver.
    7.3 Notices.
    7.4 Governing Law.
    7.5 Jurisdiction and Venue.
    7.6 Severability.
    7.7 Entire Agreement.
    7.8 Headings, etc.
    7.9 Construction.
    7.10 Counterparts.